Exhibit 99.1

CONTACT:

Brian Levine

Public Relations

Office Depot

561-438-2895

Brian.Levine@officedepot.com

Brian Turcotte

Investor Relations

Office Depot

561-438-3657

Brian.Turcotte@officedepot.com

OFFICE DEPOT NAMES STEVE SCHMIDT

PRESIDENT OF INTERNATIONAL

Will Oversee Global Business with Customers in 56 Countries Outside of North America

Boca Raton, Fla., November 14, 2011 — Office Depot (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, today announced that Steve Schmidt has been named President, International. Schmidt, who previously served as Executive Vice President, Corporate Strategy and New Business Development, will continue to report to Neil Austrian, Chairman and CEO, Office Depot.

Schmidt will oversee Office Depot’s multichannel (contract, direct and retail) International business that generated $3.4B in revenue in 2010 and sells to customers directly or through affiliates in 56 countries outside of the U.S. and Canada.

“Steve’s diverse business experience and leadership skills will enable us to execute our portfolio optimization strategy, continue the progress we are making in terms of business restructuring and process improvement, and help us win small- and medium-sized business customers (SMBs) around the globe,” Austrian said. “With Steve at the helm, I am confident that the initiatives we have in place will drive sales, improve our overall cost structure, reduce G&A expenses, and increase shareholder returns – despite the extremely challenging business environment that we are facing in many parts of the world.”

“I am excited about the opportunity to lead our International Division and work with our talented Office Depot associates around the world who are as committed as I am to driving sales, building our brands and strengthening our business,” Schmidt said. “We will accomplish this by focusing on the specific needs of our SMB customers, offering an innovative assortment of products and services, improving our processes to make us more efficient, and developing a high performing and agile organization.”

Schmidt has more than 30 years of relevant business experience. He joined Office Depot in July 2007 as President, North American Business Solutions Division. Before Office Depot, Schmidt was with ACNielsen Corporation, the world’s largest marketing information and research company, where he spent 12 years in senior management roles, including almost five years as President and Chief Executive Officer, with direct supervision of 115 countries. Prior to ACNielsen, Schmidt spent eight years at Pillsbury Food Company, serving as the company’s President of Canada and Southeast Asia. He also held management positions at PepsiCo and Procter & Gamble.

Schmidt is a graduate of Purdue University and holds a BA in Industrial Administration. He is a member of the boards of the Purdue Research Foundation and Krannert School of Management

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,656 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 58 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.